WILLIAMSON PETROLEUM CONSULTANTS, INC.

Houston

Midland


            CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


As independent petroleum engineers, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Chesapeake Energy Corporation (the Company) of all references to our reports and to the references to our firm included in or made part of the Company Annual Report on Form 10-K for the year ended June 30, 1995. This Registration Statement on Form S-3 is to be filed with the Securities and Exchange Commission on or about May 17, 1996.

                                WILLIAMSON PETROLEUM CONSULTANTS,
                                INC.

                                Williamson Petroleum Consultants,
                                Inc.


Houston, Texas
May 17, 1996







310 West Wall Avenue
Suite 1200
Midland, Texas
79701-5121
915.685.6100
FAX 915.685.3909